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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)

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
Years ended December 31,                          1996      1995      1995      1994      1993      1993      1992
                                                                      (C)                 (C)
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Income (loss) from continuing operations
   before income tax expense (benefit)             $793      $524      $723      $559      $(74)     $472      $510
Add:
   Interest costs                                   133       117       117       120       109       109       100
   Estimated interest included in rentals (A)        27        29        29        31        31        31        29
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Fixed charges as defined                            160       146       146       151       140       140       129
Interest costs capitalized                           (3)       (3)       (3)       (2)       (5)       (5)       (5)
Losses of less than majority owned
   affiliates, net of dividends                       8        10        10        18        27        27        34

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Income as adjusted                                 $958      $677      $876      $726       $88      $634      $668
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Ratio of earnings to fixed charges                 5.99      4.64      6.00      4.80        (B)     4.53      5.18
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Nine months ended September 30,                                                                      1997      1997
                                                                                                                (C)
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Income from continuing operations
   before income tax expense                                                                         $280      $632
Add:
   Interest costs                                                                                     153       153
   Estimated interest included in rentals (A)                                                          20        20
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Fixed charges as defined                                                                              173       173
Interest costs capitalized                                                                             (3)       (3)
Losses of less than majority owned
   affiliates, net of dividends                                                                         0         0
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Income as adjusted                                                                                   $450      $802
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Ratio of earnings to fixed charges                                                                   2.60      4.64
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

(A)Represents the estimated interest portion of rents.

(B) As a result of the loss incurred during this period, the Company's earnings did not fully cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.

(C)  Included in this exhibit is a supplemental presentation of the ratio of earnings to fixed charges, excluding the following significant unusual charges:
     1993:     $216 million restructuring charge and $330 million net
               litigation charge.
     1995:     $103 million restructuring charge and $96 million net
               litigation charge.
     1997:     $352 million in-process research and development charge.